                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                   _______________

                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 1998


                          AMPAL-AMERICAN ISRAEL CORPORATION
                  (Exact Name of Registrant as Specified in Charter)

NEW YORK                            0-538                      13-0435685
-------------------------------------------------------------------------------
(State or Other                 (Commission                 (I.R.S. Employer
Jurisdiction of                  File Number)               Identification No.)
Incorporation


1177 AVENUE OF THE AMERICAS, NEW YORK NEW YORK 10036
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)     (Zip Code)


REGISTRANT'S TELEPHONE NUMBER,
INCLUDING AREA CODE:                                   (212) 782-2100
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
(Former Name or Former Address, if Changed Since Last Report.)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS
----------------------------------------------

     On January 22, 1998 (the "Closing Date"), Ampal Communications, Inc. ("Communications"), a Delaware corporation and a wholly-owned subsidiary of the Registrant, completed its purchase of a one-third interest in the assets of the shared networks operation ("SNO") of Motorola Communications Israel Ltd. ("Motorola Israel"), an Israeli corporation, for a purchase price of $110,000,000. The purchase was made pursuant to a Purchase and Sale Agreement, dated January 5, 1998, between Motorola Israel and Communications (a copy of which is attached hereto as Exhibit 2), as amended by an Amendment, dated January 22, 1998 (a copy of which is attached hereto as Exhibit 2a). The Purchase Agreement, as amended, is referred to as the "Purchase Agreement." In addition to the purchase price, Communications paid Motorola Israel $279,904 for interest on the purchase price that accrued between the date of the Purchase Agreement and the closing of the transaction.

     The payment for the purchase price was obtained from the Registrant's own resources as well as from two short-term bridge loans, one in the amount of $40 million from Bank Leumi USA (of which $8,000,000 plus interest was repaid on February 2, 1998) and a second in the amount of $35 million from Bank Hapoalim B.M., the holder of approximately 23% of the Registrant's Class A Stock on a fully-diluted basis. Each loan has a term of 90 days and bears interest at a rate of LIBOR plus 0.5%. The Registrant anticipates obtaining long-term bank financing.

     Pursuant to the terms of the Purchase Agreement, a new wireless communications provider (the "Provider"), which will be owned one-third by Communications and two-thirds by Motorola Israel, will coordinate and operate the digital and analog public-shared two-way cellular radio and other services in Israel previously furnished by Motorola Israel. The digital wireless communications services are based on Motorola Israel's iDEN-Trademark- integrated wireless communication technology, which is known as MIRS in Israel. Multi-functional iDEN technology allows rapid communication for people in workgroups by enabling four services in a single handset: high quality mobile telephone, two-way radio, text messaging and data capabilities. iDEN systems have been deployed around the world, including in the United States and Canada.

     The Registrant is considering having Communications transfer its interest in the Provider to a new entity in which Communications will hold at least 75% of the equity interests and in which up to approximately 25% of the equity interests might be held by other investors, thereby reducing Communications' investment and interest in the Provider by up to approximately 25%.

     Initially, the Provider is organized as a partnership (the "Partnership"). The form of the partnership agreement governing the Partnership (the "Partnership Agreement") is attached to the Purchase Agreement as Exhibit A. As of March 1, 1998, either Motorola Israel or Communications can cause the Partnership to transfer substantially all of its assets to a corporation (the "Corporation"), thereby converting the Provider from a partnership to a corporation. In such event, Communications and Motorola Israel will enter into a shareholders' agreement which will govern the relationship between the shareholders of the Corporation (the "Shareholders' Agreement"), a copy of which is attached to the Purchase Agreement as Exhibit B.

     In the event the Partnership is converted into the Corporation, Communications will own all of the authorized preferred shares of the Corporation and Motorola Israel will own all of the authorized ordinary shares. Each share issued by the Corporation will be entitled to one vote. Under certain circumstances, the preferred shares will be converted to ordinary shares.

     To the extent of available after-tax profits, the Provider is required to pay distributions or dividends to Communications equal to at least $3,800,000 for fiscal year 2000 and $7,100,000 for each fiscal year thereafter so long as the financial stability of the Provider will not be impaired. Both the Partnership Agremeent and the Shareholders' Agreement contain provisions whereby the Provider shall endeavor to pay distributions or dividends in the following amounts: for fiscal year 1998, $4,950,000, for fiscal year 1999, $10,725,000 and for fiscal year 2000 and thereafter, $23,430,000 (inclusive of the required payments), which all holders of an interest in the Provider shall share on a pro rata basis. To the extent that any of the above distributions or dividends are not paid by the Provider, they will accumulate. Pursuant to the Articles of Association of the Corporation, no dividends will be paid by the Corporation to Motorola Israel until Communications has received all of its accumulated dividends. Any distributions or dividends which are paid in excess of the above amounts for a given fiscal year will similarly be paid pro rata to Communications and Motorola Israel based on their shares in the Provider. Pursuant to the Purchase Agreement, Motorola Israel guaranteed that Communications would receive from the Provider at least $3,800,000 for fiscal year 2000 and $7,100,000 for each fiscal year between 2001 and 2005 inclusive, subject to an obligation of Communications to repay such guarantee payments in amount equal to the excess of the amount actually received by Communications from the Provider with respect to any subsequent year over $7,500,000.

     Motorola Israel has agreed to make certain payments to Communications in the event that, prior to the thirteenth anniversary of the Closing Date, there is a dissolution, liquidation, bankruptcy, winding up, or sale of all or substantially all of the assets of the Provider and the total proceeds to the partners or shareholders of the Provider is less than $450 million.

     Certain actions, including (a) the sale of an interest in the Provider, (b) a material change in the business of the Provider which is not in the ordinary course, (c) the merger, reorganization, consolidation or sale or other disposition of all or a substantial part of the Provider's assets, (d) the liquidation or filing of a petition for bankruptcy of the Provider, (e) the declaration and payment of certain dividends and distributions, and (f) the issuance of a request to partners or shareholders for additional funding, will require the approval of 75% of the interests in the Provider.

     The Provider will be governed by a Board of Directors consisting of up to six members, with each member entitled to cast one vote. Each holder of a 15% interest or greater interest in the Provider will be entitled to appoint one member of the Provider's Board of Directors for each 15% share held. Initially, the Provider's Board of Directors will have six members, two of whom will be appointed by Communications and the other four of whom (including the Chairman of the Board) will be appointed by Motorola Israel.

     Communications and Motorola Israel have already agreed to the initial senior management team of the Provider. In the future, so long as Motorola Israel owns at least a 40% interest in the Provider, it will have the right to nominate candidates for General Manager and, so long as Communications owns at least a 15% interest in the Provider, Communications will be entitled to nominate the candidates for Financial Manager. The actual appointment of any such candidates will require the approval of 75% of the directors of the Partnership or five out of the six directors of the Corporation.

     Both the Partnership Agreement and the Shareholders' Agreement contain restrictions on transfers of interests. Transfer by a partner of all or any part of its share in the Partnership to a third party is subject to the other partner's right of first refusal. Similarly, in the event that any shareholder of the Corporation wishes to transfer any or all of its shares, it must first offer such shares to the other shareholders of the Corporation. Any transfer of an interest in the Provider, the consideration for which is not wholly in cash, must be approved by the holders of at least 75% of the interests in the Provider.

     The Shareholders' Agreement also provides that for a two-year period commencing on the date that the Partnership transfers its assets to the Corporation, no shareholder will be permitted to transfer its shares if, as a result of such transfer, the combined ownership of Communications and Motorola Israel would be less than 90% of the outstanding capital stock of the Corporation. Of the 10% interest the parties might be permitted to transfer during the two-year period, Ampal would be permitted to transfer 8% and Motorola Israel 2%. Furthermore, in the event that Motorola Israel desires to transfer some or all of its shares to a third party, as long as Communications owns no more than a 50% interest in the Corporation, Communications will have the right to transfer the same proportion of its shares to such third party on the same terms as Motorola Israel transfers its shares. Under certain circumstances, Motorola Israel may require Communications to sell its shares to a third party in connection with a sale by Motorola Israel of its shares to such third party.

     Communications has agreed that as long as Motorola Israel has the largest interest in the Partnership, the Partnership will, pursuant to a supply and maintenance agreement, utilize exclusively subscriber equipment and infrastructure equipment manufactured or supplied by Motorola Israel and utilize Motorola Israel's purchasing services so long as the prices for such equipment do not exceed agreed-upon amounts.
Furthermore, for a period of three years from the formation of the Partnership, Motorola Israel will, pursuant to an administrative agreement, supply the Partnership certain administrative services. The Partnership has the right to terminate in whole or in part such administrative agreement if the prices for such services are not competitive. The Corporation will enter into similar agreements. The Registrant has considered the terms of such supply and maintenance agreement and administrative agreement and has determined that both such agreements are in the best interests of the Provider and Communications.

     The $110 million purchase price for Communications' one-third interest in the Provider was based upon the Registrant's current valuation of the SNO and its prospects. The Purchase Agreement provides that under specified circumstances indicating that there has been an increase in the enterprise value of the Corporation, Communications must pay Motorola Israel an additional amount (the "Bonus"). The formula for the Bonus varies depending upon whether an initial public offering of the Corporation's shares (an "IPO") has been consummated. If an IPO is consummated prior to December 31, 2002, Communications must pay Motorola Israel a Bonus based on an increase in the valuation of the Corporation for purposes of the IPO. In no event will such Bonus payment exceed $33 million multiplied by 1.16n, where n represents the number of years (and any part thereof) between the Closing Date and the closing of the IPO.

     If an IPO is not consummated prior to December 31, 2002 and if all dividends accumulated with respect to Communications' preferred shares up to that time have been paid, then Communications must pay Motorola Israel a Bonus if (A) the present value of the actual after tax net income of the Corporation (as reported by the Corporation's auditors in compliance with generally accepted accounting principles in Israel, excluding capital gains derived from each transaction, not in the ordinary course of business, in which the consideration for the Corporation is more than $5 million) for fiscal years 1998 through 2002, discounted at the rate of 13%, exceeds (B) $71 million. In this case, the amount of the Bonus, if any, will equal the lesser of (i) the amount of such excess multiplied by 2.3376, or (ii) $46 million.


ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
----------------------------------------------------------------------------

(c) Exhibits

Exhibit 2. --  Purchase and Sale Agreement, dated January 5, 1998, between Ampal
               Communications, Inc. and Motorola Communications Israel Ltd. (Includes as Exhibit A the form of Partnership Agreement between Ampal Communications, Inc. and Motorola Communications Israel Ltd. and as Exhibit B the form of Shareholders' Agreement between Ampal Communications, Inc. and Motorola Communications Israel Ltd.).

Exhibit 2a. -- Amendment, dated January 22, 1998, to (i) Purchase and Sale
               Agreement, dated January 5, 1998, between Ampal Communications, Inc. and Motorola Communications Israel Ltd., (ii) Partnership Agreement between Ampal Communications, Inc. and Motorola Communications Israel Ltd. and (iii) form of Shareholders' Agreement between Ampal Communications, Inc. and Motorola Communications Israel Ltd.

                                      SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                              AMPAL-AMERICAN ISRAEL CORPORATION



Date: February 5, 1998   By:   /s/ Lawrence Lefkowitz
                              ---------------------------------
                              Lawrence Lefkowitz, President

                                   EXHIBIT INDEX

(c) Exhibits

Exhibit 2. --  Purchase and Sale Agreement, dated January 5, 1998, between Ampal
               Communications, Inc. and Motorola Communications Israel Ltd. (Includes as Exhibit A the form of Partnership Agreement between Ampal Communications, Inc. and Motorola Communications Israel Ltd. and as Exhibit B the form of Shareholders' Agreement between Ampal Communications, Inc. and Motorola Communications Israel Ltd.).

Exhibit 2a. -- Amendment, dated January 22, 1998, to (i) Purchase and Sale
               Agreement, dated January 5, 1998, between Ampal Communications, Inc. and Motorola Communications Israel Ltd., (ii) Partnership Agreement between Ampal Communications, Inc. and Motorola Communications Israel Ltd. and (iii) form of Shareholders' Agreement between Ampal Communications, Inc. and Motorola Communications Israel Ltd.